Exhibit 5.2

Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

June 17, 2008

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, Texas 77056

Re:	Registration Statement on Form S-4 (Reg. No. 333-150263)

Ladies and Gentlemen:

In connection with the registration of $500,000,000 aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016 (the “Exchange Notes”) by Goodman Global, Inc., a Delaware corporation (the “Company”), and the guarantees of the Exchange Notes under the terms of the Indenture (described below) pursuant to which the Exchange Notes will be issued (the “Guarantees”) by certain subsidiaries of the Company, including Goodman Distribution Southeast, Inc., a Florida corporation (“Florida Guarantor”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 (as amended, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The terms of the Guarantees are contained in that certain Indenture dated as of February 13, 2008 (the “Indenture”) between Chill Acquisition Inc. (which merged with and into the Company, with the Company as the surviving corporation) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Guarantor Supplemental Indenture dated as of February 13, 2008 (the “Guarantor Supplemental Indenture”) among the Florida Guarantor, the other guarantors parties thereto and the Trustee.

In our capacity as special Florida counsel to the Florida Guarantor in connection with such registration, we have examined such certificates, documents and records, and have made such examinations of law, as we have deemed necessary to enable us to render the opinions expressed below, including but not limited to the articles of incorporation and bylaws of the Florida Guarantor. In addition, we have examined, relied upon and assumed the occurrence of, as to matters of fact in existence on the date hereof, the statements, and representations contained in a certificate of an officer of the Florida Guarantor furnished to us. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

The opinions expressed below are limited to matters governed by the laws of the State of Florida and the federal laws of the United States of America.

We have assumed the genuineness of all signatures and the due authorization of all signatures (other than that of the Company), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or versions to be executed, and the authenticity of the originals of

Goodman Global, Inc.

June 17, 2008

such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by them.

In rendering the opinions set forth herein, we have further assumed that all documents and public records (including their proper indexing and filing) reviewed were, when reviewed, and continue to be, accurate and complete, and all certifications received from public authorities were, when issued, and continue on the date hereof to be, accurate and complete as to the matters addressed thereby;

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, as of the date hereof:

1.     The Florida Guarantor is validly existing as a corporation and its status is “active” under the laws of the State of Florida.

2.     The Florida Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Guarantor Supplemental Indenture and the Guarantees.

3.     The execution, delivery and performance by the Florida Guarantor of the Guarantor Supplemental Indenture and the Guarantees has been duly authorized by all necessary corporate action of the Florida Guarantor.

4.     Neither the execution and delivery of the Guarantor Supplemental Indenture and the Guarantees by the Florida Guarantor, nor the performance of the obligations of the Florida Guarantor under the terms thereof, will (a) conflict with or constitute a breach of, or a default under, the articles of incorporation or by-laws of the Florida Guarantor, (b) violate any order, injunction, writ, judgment or decree specifically directed to the Florida Guarantor and identified to us in writing by officers of the Florida Guarantor as being material to the Company and its subsidiaries, taken as a whole, if any, issued by any Florida court or Florida governmental agency, or (c) result in any violation of any Florida statute, rule or regulation.

The opinions expressed herein are also subject to the following qualifications and limitations:

A.     Our opinion in the first sentence of paragraph 1 above is based solely upon a certificate from the Secretary of State, State of Florida, dated June 11, 2008.

B.     We express no opinion with respect to laws becoming effective after the date hereof. This opinion relates only to matters as of the date hereof, and we express no opinion with respect to any circumstance, event, transaction, obligation or performance occurring after the date hereof. We disclaim any obligation to update or supplement this opinion or to advise you of any events occurring or coming to our attention or any developments in areas covered by this opinion that occur after the date of this opinion.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett, LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption, “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT